Exhibit F

The Hon. Norberto Delgado Durán
Minister of Economy and Finance
Republic of Panama
P.O. Box 2694, Zona 3
Panama, Republic of Panama

Re:    Republic of Panama
          Registration Statement No. 333-14262

Dear Minister:

I, the Procuradora General de la Administración of the Republic of Panama (“Panama”), have reviewed the above-referenced Registration Statement (the “Registration Statement”), including the Prospectus dated January 11, 2002 and the Prospectus Supplement dated November 22, 2002 constituting a part thereof, the form of the Fiscal Agency Agreement, including the forms of Bonds attached thereto (the “Fiscal Agency Agreement”) and the form of the Underwriting Agreement that forms a part of the Registration Statement. I have also reviewed the Terms Agreement (the “Terms Agreement”) dated November 22, 2002 by and among J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated (J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated together, the “Underwriters”) and Panama, pursuant to which Panama proposes to offer and sell U.S.$430,000,000 principal amount of its 9.375% Global Bonds Due 2023 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 24 dated October 31, 2001 and Executive Decree No. 111 dated November 22, 2002.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

Ministry of Economy and Finance
December 3, 2002

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2001, as amended and to the use of my name under the heading “Validity of the Bonds” in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alma Montenegro de Fletcher
Alma Montenegro de Fletcher Procuradora de la Administración Republic of Panama